Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion and incorporation by reference in this Registration Statement on Form S-4 of our report dated September 26, 2005, relating to the consolidated financial statements of Magellan Petroleum Corporation included and incorporated by reference in the Annual Report on Form 10-K of Magellan Petroleum Corporation for the year ended June 30, 2005, and to the use of our report dated September 26, 2005, appearing in the Prospectus/Proxy Statement, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus/Proxy Statement.
/s/ Deloitte & Touche LLP
Hartford, Connecticut
October 28, 2005